Exhibit 10.9

MIMEDX GROUP, INC.

2016 EQUITY AND CASH INCENTIVE PLAN

Restricted Stock Agreement

No. of shares

of Restricted Stock: _________

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of the _____ day of     , 201___, between MiMedx Group, Inc. (the “Company”) and _________________ (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2016 Equity and Cash Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.      Grant of Restricted Stock. Pursuant to the Plan, the Company, on ___________ ____, 201__ (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, this Restricted Stock Award for ______ shares of Common Stock (the “Shares”). The Shares are nontransferable and forfeitable until the time they vest and become nonforfeitable as described herein. The Shares will vest and become nonforfeitable as set forth in Section 2 below.

2.      Vesting of the Shares. Subject to earlier expiration or termination as provided herein, the Shares will become vested and nonforfeitable as follows:

(a)    Time-Based Vesting. The Shares will become vested and nonforfeitable with respect to one-third (1/3) of the Shares on the Date of Grant and one-third of the Shares (rounded to the nearest whole Share) will vest on each of the first and second anniversaries of the Date of Grant, and with respect to the remaining Shares on the third anniversary of the Date of Grant, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until such time(s).

(b)    Change of Control. Notwithstanding the foregoing, upon the occurrence of a Change of Control, the Shares shall become vested and nonforfeitable at the time of the Change of Control, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until the time of the Change of Control.

(c)    Death and Disability. Additionally, if the Participant’s employment with the Company and its Affiliates is terminated on account of the Participant’s death or Disability, the Shares shall become vested and nonforfeitable on termination of the Participant’s employment with the Company and its Affiliates on account of the Participant’s death or Disability.

3.      Non-Transferability of the Shares.

(a)    Transfer Restrictions. Participant shall not assign or transfer any Shares while such Shares remain forfeitable, other than by will or the laws of descent and distribution. No right or interest of Participant or any transferee in the Shares shall be subject to any lien or any obligation or liability of the Participant or any transferee.

(b)    Investment Intent. Participant represents and warrants to the Company that Participant is acquiring the Shares only for investment and without any present intention to sell or distribute such Shares.

(c)    Securities Law Compliance. Notwithstanding any other provision of this Agreement or the Plan, the Participant may not sell or otherwise transfer the Shares unless the sale of the Shares is registered under the Securities Act of 1933, as amended, or unless an exemption from such registration requirement exists and the Participant provides a prior opinion of counsel acceptable to the Company as to the existence of such exemption.

(d)    Legend. Participant understands and agrees that the certificate representing such shares shall bear a restrictive legend as follows: “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be offered, sold or otherwise transferred in the absence of an effective registration statement with respect to the shares or an exemption from the registration requirement of said act that is then applicable to the shares, as to which a prior opinion of counsel acceptable to the issuer or transfer agent may be required.”

(e)    Delivery of Shares. The Company may postpone the delivery of any Shares provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (1) the completion or amendment of any registration of such Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (2) compliance with any requests for representations; and (3) receipt of proof satisfactory to the Company that a person seeking such Shares on the Participant’s behalf upon the Participant’s Disability or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with applicable state and federal securities laws, with such compliance determined by the Company in consultation with its legal counsel.

(f)    Stock Holding Requirements. Notwithstanding any other provision of this Agreement, the shares that vest and become nonforfeitable may not be sold, transferred or otherwise disposed of until the level of ownership provided in the Company’s Stock Ownership Guidelines is met, to the extent applicable to the Participant. All shares of Common Stock acquired hereunder (“net” shares acquired in case of any net exercise or withholding of shares) shall be subject to the terms and conditions of the Company’s Stock Ownership Guidelines, as they may be amended from time to time.

4.      Forfeiture of the Shares. Shares that are not vested and nonforfeitable pursuant to Sections 2(a), (b) or (c) as of the date of termination of Participant’s employment by, or provision of services to, the Company and its Affiliates will be forfeited automatically at the close of business on that date (immediately upon notice of termination for Cause). In no event may the Shares become vested and nonforfeitable, in whole or in part, after forfeiture pursuant to this Section 4.

5.      Agreement to Terms of the Plan and this Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. All decisions and interpretations made by the Company or the Committee with regard to any question arising under this Agreement will be binding and conclusive on the Company and Participant and any other person who has any rights under this Agreement.

6.      Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock received upon vesting of the Shares and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Restricted Stock Award and for satisfying the Participant’s tax obligations with respect to the Restricted Stock Award (including, but not limited to, any income or excise tax as resulting from the application of Code Sections 409A or 4999 or related interest and penalties), and the Company and its Affiliates shall not be liable if this grant is subject to Code Sections 409A, 280G or 4999. The Company’s obligation to vest shares of Common Stock is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. The Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts (but only for the minimum required withholding or such other amounts as will not otherwise have negative accounting consequences) (i) by surrendering (actual or by attestation) shares of Common Stock that the Participant already owns; (ii) by a cashless exercise though a broker, (iii) by means of a “net exercise” procedure or (iv) by such other medium of payment as the Committee in its discretion shall authorize.

7.      Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.

8.      Change in Capital Structure. The Shares shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

9.      Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Shares, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	MiMedx Group, Inc. 1775 West Oak Commons Ct. NE Marietta, Georgia 30062 Attn: General Counsel

If to the Participant:

10.      Shareholder Rights. While the Shares remain subject to forfeiture in accordance with this Agreement, Participant shall have all rights of a stockholder with respect to such Shares, including the right to receive dividends and vote the Shares; provided, however, that during such period (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares other than as described above and (ii) the Company shall retain custody of any certificates evidencing the Shares. In lieu of retaining custody of any certificates evidencing the Shares, the Shares granted under the Agreement, may, in the Company’s discretion, be held in escrow by the Company or reflected in the Company’s books and records, until Participant’s interest in such Shares becomes vested and nonforfeitable. With respect to any Shares forfeited under this Agreement, Participant does hereby irrevocably constitute and appoint the Secretary of the Company or any successor Secretary of the Company (the “Secretary”) as Participant’s attorney to transfer the forfeited Shares on the books of the Company with full power of substitution in the premises. The Secretary shall use such authority to cancel any Shares that are forfeited under this Agreement.

11.      No Right to Continued Employment or Service. Neither the Plan, the granting of the Shares nor any other action taken pursuant to the Plan or this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

12.      Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

13.      Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.      Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

15.      Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

16.      Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that the Shares be exempt from Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the Shares are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

17.      Section 83(b). The Participant may make an election under Section 83(b) of the Code to include the Fair Market Value of the Shares in taxable income as of the Date of Grant. Notwithstanding the foregoing, no such election may be made unless the Participant makes arrangements that are satisfactory to the Committee to pay all applicable tax withholdings in cash or cash equivalents or some other acceptable methodology other than by means of a “net exercise” procedure.

18.      Compensation Recoupment Policy. Notwithstanding any other provision of this Agreement, the Participant shall reimburse or return to the Company the gross number of shares of Common Stock that the Participant received (or would have received absent a “net exercise” procedure) under this Agreement or, if greater, the amount of gross proceeds from any earlier sale of any such shares of Common Stock, plus any other amounts received with respect to this Award, to the extent any reimbursement, recoupment or return is required under applicable law or the Company’s Compensation Recoupment Policy or any similar policy that the Company may adopt.

19.      Governing Law. This Agreement shall be governed by the governing laws applicable to the Plan.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed the Participant’s signature hereto.

COMPANY: MIMEDX GROUP, INC.

By:
Name:
Title:

PARTICIPANT:

[Participant’s Name]